Libertas Funding, LLC

411 West Putnam Ave Suite 220, Greenwich, CT 06380

AGREEMENT OF SALE OF FUTURE RECEIPTS

This AGREEMENT OF SALE OF FUTURE RECEIVABLES (this “Agreement”) dated as of 01/18/2024, is made by and between Libertas Funding, LLC, a Connecticut Limited Liability Company as purchaser (“Purchaser”), the merchant whose name, address and other pertinent information is set forth below, as seller (“Merchant”), and the individual owner/guarantor of the Merchant whose name, address and other pertinent information are set forth below (“Guarantor”). For good and valuable consideration, the mutual receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement agree as follows:

Merchant Information (see addendum)

Merchant Legal Name: FORELAND REFINING CORPORATION, et al.	DBA Name: EAGLE SPRINGS REFINERY
Entity Type: Corporation	FEIN: *****1250
State Of Incorporation: NV	Bank Name: KEYBANK
Address: US HIGHWAY 6, CURRANT,NV, 89301	Phone: 310-854-9956

OWNER INFORMATION (referred to individually or collectively as the (“Owner”))

Name of Owner Guarantor 1: DAVID OWEN SEALOCK	Cell Phone: XXXXXXXXXX	Social Security #: XXXXXXXXX
Home Address: XXXXXXXXXXXXXXX	City/State: XXXXXXXX	Zip Code: XXXXXX
Ownership %: XXX	Email: XXXXXXXXXXXXXX

Name of Owner Guarantor 2: MARCUS GOETZ LAUN	Cell Phone: XXXXXXXXXXX	Social Security #: XXXXXXXXX
Home Address: XXXXXXXXXXXXXXXXX	City/State: XXXXXXXXX	Zip Code: XXXXXX
Ownership %: XXX	Email: XXXXXXXXXXXXXXX

PRIMARY TERMS

THIS AGREEMENT INCLUDES A JURY TRIAL AND CLASS ACTION WAIVER. PLEASE READ IT CAREFULLY.

In this Agreement, you are selling to us a specified amount of future payments your customers make for your goods and services, as further defined below (“Future Receipts”). We agree to buy from you (and you agree to sell to us) the amount of Future Receipts shown below (the “Amount Sold”) in exchange for the “Purchase Price” shown below. In order to deliver to us the Amount Sold, you assign to us the share of your Future Receipts (“Specified Percentage”) shown below, every week from the date we deliver the Purchase Price until we have received the entire Amount Sold and all fees or other amounts due under this Agreement (the “Completion Amount”).

We are buying Future Receipts from you, not loaning you money. You are not required to pay interest on the Purchase Price and this Agreement has no term or required payment amounts that are not subject to change based on your future revenue. Instead, your obligation is to deliver to us the Specified Percentage of your Future Receipts as they are generated in the ordinary course of your business. This means that your obligation to us aligns with your cash flow. When your Future Receipts decline because business is slow, you will be able to deliver Future Receipts to us more slowly.

By purchasing Future Receipts from you, we assume risks such as not obtaining the Future Receipts we bought as quickly as we anticipated, or not receiving all of them if you go out of business. However, you are not allowed to engage in “bad acts” that unfairly prevent us from receiving what we paid for. For example, unless you cease operations, you are not allowed to change the bank account in which we collect our Weekly Delivery Amounts (see below) without our approval, block our ability to collect our Weekly Delivery Amounts, sell your Future Receipts to another funding company (stacking) or close your business and start up another similar business right away. Additionally, you are representing that the information that you provided us is accurate in all material respects and that you have not omitted providing us with information that is material to your business. The details on this are below.

Detailed Terms and Conditions

KEY BUSINESS TERMS AND DEFINITIONS:

Amount Sold	$4,224,000.00	The dollar value of Future Receipts that Merchant agrees to sell to Purchaser.
Purchase Price	$3,300,000.00	The total amount that Purchaser agrees to pay for the Amount Sold.
Future Receipts	$4,490,798.09

All sums received by or payable to Merchant from its customers as payment for Merchant’s goods and/or services in the ordinary course of Merchant’s business after Merchant receives the Purchase Price from Purchaser. Future Receipts include, among other things, payments by cash, physical or electronic checks, credit cards, charge cards, debit cards, other payment cards, ACH or other electronic payments, and any other form of funds transfer or payment. When the Payment Card Split Method of delivering Future Receipts is used, Purchaser will collect only Future Receipts processed through the Approved Card Processor (defined below).

Direct Payments to Third Parties/Renewals	$884,666.95	Amounts paid to Purchaser and/or Other Funders.
Total Amount Sent to Merchant	$2,349,333.05	The Purchase Price minus the Origination Fee (see below) minus Direct Payments to Third Parties/Renewals (see above).
Specified Percentage	20%	The percentage of Future Receipts that the Merchant is required to deliver to Purchaser until the entire Completion Amount is delivered to Purchaser in accordance with this Agreement.
Weekly Delivery Amount	$91,428.57

The dollar amount that Merchant and Purchaser agree to be an approximation of the Specified Percentage of Future Receipts each week as of the date of this Agreement, based upon the information provided by Merchant to Purchaser concerning Merchant’s most recent receipts.

Discount Factor	1.28	The adjustment to the Amount Sold that enables us to calculate the Purchase Price.
Origination Fee	$66,000.00	The amount Purchaser will deduct from the Purchase Price and retain to compensate it for due diligence and other costs in evaluating whether to purchase the Amount Sold.
Repurchase Price (applicable discounts)	1.08 @ 1 month(s) 1.1 @ 2 month(s) 1.12 @ 3 month(s) 1.14 @ 4 month(s) 1.16 @ 5 month(s) 1.18 @ 6 month(s)

The discounted price Merchant may pay to end this financing transaction early by repurchasing Future Receipts sold to Purchaser but not yet delivered. The Repurchase Price is equal to the discount factor set forth in the column to the left for each month following the Commencement Date. This shall be multiplied by the Purchase price unless amounts collected prior to the date in which the Repurchase price is paid.

Good Faith Estimate of Term	11 Months	This Agreement has no term. However, based on your historical revenue, we have estimated how long it will take you to deliver the Amount Sold to us under this Agreement.
Commencement Date		The date when the Purchase Price is paid to Merchant.
Business Day		Monday through Friday except bank holidays.
Remittance Method	ACH	Method of remittance agreed upon by Purchaser and Merchant.

Note: The bold type terms in the tables above and below shall constitute defined terms with respect to this Agreement. PLEASE NOTE THAT THE PURCHASER WILL NOT TAKE MORE THAN THE EXPECTED WEEKLY REMITTANCE WITHOUT THE CONSENT OF THE MERCHANT.

I.SALE OF FUTURE RECEIPTS; PAYMENT OF PURCHASE PRICE:

1.Sale of Future Receipts; Not a Loan. In exchange for the Purchase Price, Merchant hereby sells, assigns, transfers and conveys (hereinafter, the “Sale”) to Purchaser all of Merchant’s right, title and interest in and to the Specified Percentage of its Future Receipts until the Completion Amount is delivered to Purchaser. This Sale is made without recourse against Merchant and Guarantor except as specifically set forth in this Agreement. By virtue of this Agreement, Merchant transfers to Purchaser full and complete ownership of the Amount Sold and Merchant retains no legal or equitable interest therein. Merchant and Purchaser agree that the Purchase Price is payment for the assignment and sale of the Amount Sold and that this transaction is not intended to be, nor shall it be construed as, a loan from Purchaser to Merchant. Furthermore, Purchaser’s ability to collect the Amount Sold is contingent on the continued operation of Merchant’s business, and the timing of deliveries of the Specified Percentage of Future Receipts will depend on how quickly Merchant’s business generates Future Receipts. Merchant and Guarantor expressly agree not to take the position that this transaction is a loan, and they expressly waive any and all claims and defenses based on that position in any action or proceeding arising out of this Agreement, including without limitation claims or defenses of usury.

2.Purchaser’s Acceptance through Payment of Purchase Price.

a.Should Purchaser wish to accept this Agreement after the satisfactory completion of Purchaser’s due diligence (in its discretion), Purchaser may accept the Agreement without signing it by sending Merchant the Purchase Price minus the Origination Fee, subject to Section 2(b) below.

b.If Merchant previously sold Future Receipts to Purchaser but has not yet remitted the full Completion Amount pursuant to the prior transaction, Merchant hereby requests to repurchase the undelivered balance of the Amount Sold from that transaction and directs Purchaser to deduct the repurchase price from the Purchase Price and apply it to complete the prior transaction. Similarly, if Merchant previously obtained a loan from Purchaser and has a balance due on such loan, Merchant hereby instructs Purchaser to deduct the balance due on the prior loan from the Purchase Price and apply it to pay off the prior loan. In the event that the agreement for the prior sale of Future Receipts does not permit repurchase of any portion of the amount sold, such agreement is hereby amended to permit repurchase on the same terms as set forth in this Agreement.

II.DELIVERY OF AMOUNT SOLD:

3.Method of Delivery of Amount Sold. Purchaser offers three methods by which Merchant may deliver the Specified Percentage of its Future Receipts to Purchaser: each week ACH debits by Purchaser from Merchant’s bank account, weekly remittances from Merchant’s payment card processor, and a lockbox arrangement. Each of these methods is described below. The method to be used initially is specified on the first page of this Agreement. The method of delivery may be changed by written agreement between Purchaser and Merchant.

a.Direct Debit Method.

Under the Direct Debit Method, Merchant agrees to deposit all Future Receipts into one (and only one) bank account which shall be preapproved by Purchaser (the “Approved Bank Account”). Merchant shall execute an ACH Authorization allowing Purchaser to debit directly from the Approved Bank Account each week the Weekly Delivery Amount via ACH debit, as specified below.

b.Payment Card Split Method.

Under the Payment Card Split Method, Merchant shall exclusively use a single Approved Card Processor (defined below) to process all payments made by credit, debit, and other payment cards for Merchant’s goods and services. Merchant shall instruct such Approved Card Processor to remit each week to Purchaser the Specified Percentage of the Future Receipts for that week, and to remit the balance (less any fees charged by the Approved Card Processor) to Merchant.

c.Lockbox Method.

Under the Lockbox Method, Merchant agrees to deposit all Future Receipts into a special bank account established jointly by Purchaser and Merchant in accordance with a lockbox arrangement among Merchant, Purchaser and a banking institution chosen by Purchaser (the “Lockbox Account”), and Purchaser shall debit each week the Weekly Delivery Amount from the Lockbox Account.

4.Direct Debit Method and Lockbox Method Provisions. The following terms apply if either the Direct Debit Method or the Lockbox Method is used, unless otherwise specified herein.

a.Weekly Delivery Amount. Purchaser and Merchant agree that, for efficiency purposes, Merchant may deliver the Specified Percentage of Future Receipts each week by remitting the Weekly Delivery Amount, which Purchaser has calculated to be roughly equivalent to the Specified Percentage of Merchant’s historical revenue each week. Purchaser, Merchant, and Guarantor acknowledge that Merchant’s actual Future Receipts may vary each week or from Merchant’s historical revenue, but they agree that the Weekly Delivery Amount is a fair and reasonable estimate of the Specified Percentage of Future Receipts. The Weekly Delivery Amount may be adjusted as set forth in Section 11. Merchant also has the right to reconcile any difference between the Weekly Delivery Amounts received in a given four-week period and the Specified Percentage of Future Receipts actually generated during that four-week period, as set forth in Sections 10 and 11.

At any time during the term of this Agreement, Purchaser may change the method by which it will accept the Weekly Delivery by providing Merchant with written instructions of a new method of delivery of Weekly Delivery to Purchaser.

5.Timing of Weekly Deliveries. Merchant hereby authorizes Purchaser to debit the Weekly Delivery Amount from the Approved Bank Account or the Lockbox Account, as applicable, via ACH or electronic checks once each week on the same day of the week as the Commencement Date. If a debit is scheduled to occur on a bank holiday, the debit shall be made on the following Business Day. Debits of the Weekly Delivery Amount shall commence on a date selected by Purchaser which shall be no later than 15 days following the Commencement Date. Weekly deliveries shall continue until Purchaser has received the Completion Amount, unless Merchant files for bankruptcy and/or goes out of business in the ordinary course, without first committing a Bad Act (as defined below). In the event that the final weekly delivery results in Purchaser receiving more than Amount Sold (not including fees), Purchaser shall refund any amount in excess of the Amount Sold (not including fees) within 5 business days of the final weekly delivery.

6.Approved Bank Account. If the Direct Debit Method is used, and for the purpose of allowing Purchaser to debit any fees due under this Agreement if the Payment Card Split Method is used, Merchant designates the bank account below as the Approved Bank Account, subject to approval by Purchaser. Merchant agrees to designate a different bank account acceptable to Purchaser if Purchaser does not approve the account designated below. In the event the Approved Bank Account becomes unavailable or Purchaser requests that a different bank account be used for any reason (such as difficulties debiting the Weekly Delivery Amount from such bank account), Merchant shall arrange for another Approved Bank Account immediately, and in no event later than five calendar days after the prior account becomes unavailable or Purchaser requests the designation of a new Approved Bank Account. If any weekly delivery (or multiple weekly deliveries) required under the Direct Debit Method does not occur due to a change in the Approved Bank Account, Purchaser may debit the missed weekly deliveries together with the next weekly delivery.

Account Number: xxxxxxxxx Routing Number: xxxxxx

7.Lockbox Account. If the Lockbox Method is used, Merchant hereby authorizes Purchaser to initiate a lockbox arrangement and to instruct Merchant’s Approved Card Processor and Merchant’s invoiced customers/clients/vendees to deposit all sums due to Merchant from each of those parties directly to the Lockbox Account. If required, Merchant shall enter into a lockbox agreement with Purchaser and the banking institution chosen by Purchaser, and complete any additional paperwork, for the purpose of establishing the Lockbox Account.

8.Third Party Appointment and Authorization. By signing below, Merchant acknowledges that Purchaser may, at any time, at Purchaser’s sole discretion, and without prior notice, appoint a third party, which may be an affiliate of Purchaser, including, without limitation, Kinetic Direct Funding, LLC (such third party being the “Servicing Agent”) to perform any or all of the actions authorized by the ACH Authorization and the Agreement. Merchant further agrees and acknowledges that Servicing Agent shall have all of the same rights, responsibilities, and authorizations granted to Purchaser by the ACH Authorization and the Agreement. For purposes of clarity, any Servicing Agent may perform any and all activities to service the Agreement, including the collection of Future Receipts (as set forth above) and fees, as if it was the Purchaser.

9.Fees Associated with Weekly Deliveries. It shall be Merchant’s exclusive responsibility to pay to its banking institution and/or Purchaser’s banking institution directly (or to compensate Purchaser if it is charged) all fees, charges and expenses incurred by either Merchant or Purchaser due to rejected electronic checks or ACH debit attempts, overdrafts or rejections by Merchant’s banking institution of the transactions contemplated by this Agreement.

10.Merchant’s Right to Reconciliation of Weekly Deliveries.

a.Merchant shall have the right, in its sole and absolute discretion but subject to the provisions of Section 11 below, to request retroactive reconciliation of any difference between the Weekly Delivery Amounts received by Purchaser through the four weekly deliveries immediately preceding the day when such request for reconciliation is received by Purchaser (each such four-week period, a “Reconciliation Month”) and the Specified Percentage of Future Receipts actually generated during that Reconciliation Month.

b.Purchaser will perform each timely requested reconciliation (each, a “Reconciliation”) within five (5) Business Days following its receipt of the Merchant’s request for reconciliation by either crediting or debiting the difference back to or from the Approved Bank Account or the Lockbox Account, as applicable, so that the total amount debited by Purchaser from the Approved Bank Account or the Lockbox Account (as applicable) during the Reconciliation Month at issue is equal to the Specified Percentage of the Future Receipts that Merchant actually collected during the Reconciliation Month at issue.

III.Request for Reconciliation Procedure.

11.Merchant’s Right for Reconciliation of Weekly Deliveries.

a.It shall be Merchant’s sole responsibility and right hereunder to initiate Reconciliation of Merchant’s actual Future Receipts during any Reconciliation Month by sending a request for reconciliation to Purchaser.

b.Any such request for Reconciliation of Merchant’s Weekly receipts for a specific Reconciliation Month shall be in writing, shall include a copy of Merchant’s bank statement(s) and credit card processing statement(s) for the Reconciliation Month at issue, and must be received by Purchaser via email at customer.service@libertasfunding.com within five (5) Business Days after the last day of the Reconciliation Month at issue (time being of the essence). Any request for Reconciliation received after this deadline will not be honored.

c.Merchant shall have the right to request Reconciliation as many times during the term of this Agreement as it deems proper, and Purchaser shall comply with such request, provided that:

i.Each such request is made in accordance with the terms of this Section 11.

ii.If a request for Reconciliation is timely made after Purchaser has received the Completion Amount, and the Reconciliation results in part of the Completion Amount being refunded to Merchant, then Purchaser shall continue to receive weekly deliveries until it receives the Completion Amount.

iii.If Purchaser becomes aware that it has received funds that it is not entitled to, then Purchaser shall return those funds to the Merchant without request by the Merchant for reconciliation as set forth above.

d.Unless Purchaser has received the Completion Amount, Purchaser is entitled to continue receiving weekly deliveries whether or not Merchant has made a request for Reconciliation. Merchant agrees not to take any action to interfere with weekly deliveries based on the pendency of a request for Reconciliation.

12.Adjustment of Weekly Delivery Amount.

a.If a Reconciliation is performed that results in a refund to the Merchant of at least 20% of the aggregate Weekly Delivery Amounts received by Purchaser during the applicable Reconciliation Month, Merchant shall have the option to request, subject to the requirements of Section 13 below, modification (“Adjustment”) of the Weekly Delivery Amount on a going-forward basis. Purchaser in its sole and absolute discretion may allow a temporary Adjustment upon Merchant’s proof of circumstances warranting such Adjustment, such as a natural disaster requiring temporary closure of Merchant’s business. After an Adjustment is granted, the adjusted Weekly Delivery Amount shall replace and supersede the amount of the Weekly Delivery Amount set forth in the preamble of this Agreement and future weekly deliveries shall be made in the adjusted amount. All Adjustments made in accordance with this section or other sections of this Agreement, shall be effective for one-month, after which time, the Merchant must provide Purchaser with its bank statements each month to allow Purchaser to re-evaluate the Merchant’s information to determine whether a continued Adjustment is warranted.

b.The Adjustment of the Weekly Delivery Amount shall be performed by Purchaser within five (5) Business Days following its receipt of the Merchant’s request for Adjustment.

13.Request for Adjustment Procedure.

a.It shall be Merchant’s sole responsibility and right to initiate the Adjustment by sending a request for Adjustment to Purchaser.

b.A request for Adjustment (an “Adjustment Request”) shall be in writing, shall include copies of: (i) Merchant’s three (3) consecutive bank statements for the Approved Bank Account or Lockbox Account, as applicable, immediately preceding the date of Purchaser’s receipt of the Adjustment Request; (ii) Merchant’s three (3) consecutive payment card processing statements immediately preceding the date of Purchaser’s receipt of the Adjustment Request; and/or (iii) Merchant’s bank statements and payment card processing statements previously provided by Merchant to Purchaser when applying to sell Future Receipts to Purchaser, or when applying for the most recent Adjustment that was made, if applicable. The Adjustment Request shall be sent by email to Purchaser at customer.service@libertasfunding.com within five (5) Business Days after the date that is the later of the last day for which activity is shown on the latest bank statement enclosed with the Adjustment Request and the last day for which activity is shown on the latest card processing statement enclosed with the Adjustment Request (time being of the essence). Any Adjustment Request received after this deadline will not be honored.

c.Merchant may request Adjustment of the Weekly Delivery Amount as many times as it deems proper, and Purchaser shall comply with such Adjustment Requests, provided that:

i.Each Adjustment Request is made in accordance with the requirements set forth in this Section 12;

ii.No Adjustment Request may be made after Purchaser has received the Completion Amount; and

iii.Unless Purchaser has received the Completion Amount, Purchaser is entitled to continue receiving weekly deliveries whether or not Merchant has made an Adjustment Request. Merchant agrees not to take any action to interfere with weekly deliveries based on the pendency of an Adjustment Request.

IV.Payment Card Split Method Provisions. The following terms (see Sections 14-16) apply if the Payment Cared Split Method is used, unless otherwise specified herein.

14.Approved Card Processor. Merchant agrees to enter into a payment card processing agreement with a payment card processor approved by Purchaser (the “Approved Card Processor”) in order to obtain card processing services for credit cards, charge cards, debit cards, prepaid cards, or other payment cards used to purchase Merchant’s goods and/or services. If Merchant has entered into a payment card processing agreement before the date of this Agreement, Merchant may request that Purchaser review such agreement and any other information it deems pertinent for approval of the existing payment card processor in the sole and absolute discretion of Purchaser. Merchant agrees to process all of its payment card transactions through the Approved Card Processor, and not to switch to a different payment card processor or use an additional payment card processor without Purchaser’s express written consent. If Purchaser permits Merchant to use a different payment card processor, the new processor shall become the Approved Card Processor. In the event the Approved Card Processor becomes unavailable or Purchaser requests that a different payment card processor be used for any reason (such as the Approved Card Processor failing to timely deliver the Specified Percentage of Future Receipts to Purchaser on a consistent basis), Merchant shall arrange for another Approved Card Processor immediately, and in no event later than five calendar days after the Approved Card Processor becomes unavailable or Purchaser requests the designation of a new Approved Card Processor.

15.Processing Arrangement. Merchant hereby authorizes and directs the Approved Card Processor, and any other processor, acquirer, service provider, or financial institution taking custody of, holding, possessing, or issuing payment instructions with respect to Future Receipts (together, the “Receipts Custodians”) to deliver the Specified Percentage of Future Receipts on each Business Day (the “Weekly Delivery Amount”) to Purchaser rather than Merchant until Purchaser has received the Completion Amount, or, in the event that Purchaser declares the entire Completion Amount to be deliverable based on a breach of this Agreement, to deliver this amount. On days when banks are not open, the Specified Percentage will be delivered to Purchaser on the next banking day. For example, the Specified Percentage for Friday, Saturday, and Sunday will be delivered on the following Monday (or Tuesday if Monday is a bank holiday). Merchant acknowledges that the Approved Card Processor will be acting on behalf of Purchaser to collect the Specified Percentage of Future Receipts. Merchant agrees that the Future Receipts sold under this Agreement are Purchaser’s property. Purchaser shall have no obligation to refund or return the Amount Sold or any portion thereof to Merchant in the event that the Approved Card Processor or any other Receipts Custodian initiates a refund, credit, reversal, or chargeback of a transaction subject to this Agreement, as such adjustments typically are netted against future card volume. Merchant agrees that when a Receipts Custodian takes custody of, holds, possesses, or issues payment instructions with respect to Future Receipts, it does so in trust for Purchaser. If there has not been a default, a Receipts Custodian will not deliver any particular day’s Weekly Amount to us if that Weekly Amount has already been delivered to us by another Receipts Custodian. Merchant agrees that it does not have the right to revoke or otherwise seek to override the authorization and direction set forth in this section and that this authorization may only be revoked by Purchaser. You agree that a Receipts Custodian may rely on any instructions issued by us with respect to the delivery of the Future Receipts, including an instruction to deliver all Future Receipts to us in the event we declare the Completion Amount to be deliverable based on a breach of this Agreement. You waive and release any and all claims you may have against any Receipts Custodian that are in any way related to the Receipts Custodian delivering Future Receipts to us as described in this section. You authorize each Receipts Custodian to provide us with any and all information we request about the Receivables that Receipts Custodian possesses or has access to, including without limitation information about weekly volumes, number of transactions, distributions, chargebacks, offsets, withdrawals, and totals. YOU, YOUR SUCCESSORS AND PERMITTED ASSIGNEES AND AFFILIATES, AGREE TO FOREVER DEFEND, PROTECT, INDEMNIFY AND HOLD HARMLESS PURCHASER, EACH RECEIPTS CUSTODIAN, AND THEIR AND OUR SUCCESSORS, ASSIGNS, OFFICERS, DIRECTORS, MANAGERS, MEMBERS, AFFILIATES, AND REPRESENTATIVES AGAINST ALL DAMAGES, EXPENSES, CLAIMS, SUITS, DEMANDS, COSTS, ATTORNEYS’ FEES OR LOSSES ARISING OUT OF OR ALLEGED TO HAVE ARISEN OUT OF OR IN CONNECTION WITH DELIVERING FUTURE RECEIPTS TO US AS DESCRIBED IN THIS SECTION. IN NO EVENT WILL WE OR THE RECEIPTS CUSTODIANS BE LIABLE TO YOU OR TO ANY THIRD PARTY FOR ANY LOSS OF USE, REVENUE OR PROFIT OR LOSS OF DATA OR FOR ANY DIRECT, CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. The Parties agree that any amounts due a Receipts Custodian under your agreement with such Receipts Custodian or otherwise take priority over amounts to be delivered to us under this Agreement. The Parties agree that each Receipts Custodian is a third-party beneficiary of this Agreement and may rely on this Agreement even though it is not a party to this Agreement. You grant to us an irrevocable power of attorney, coupled with an interest, and appoint us and our designees as your attorney-in-fact, to take any and all actions necessary or appropriate to direct any new or additional processor to make payment to us as contemplated by this Section.

a.Processing Trial. After this Agreement has been executed by Purchaser and Merchant, Purchaser has the option in its sole and absolute discretion to conduct a processing trial (the “Processing Trial”) to determine whether the Specified Percentage will be correctly processed and/or reported by the Approved Card Processor to Purchaser. If Purchaser elects to conduct a Processing Trial, Merchant acknowledges and agrees that Purchaser will decide in its sole and absolute discretion whether to purchase the Amount Sold after completion of the Processing Trial. If Purchaser elects not to do so, any amounts received by Purchaser during the Processing Trial shall be refunded to the Merchant.

V.16. MERCHANT’S OBLIGATIONS, COVENANTS, REPRESENTATIONS AND WARRANTIES Merchant agrees, covenants, represents, and warrants as follows at the time it executes this Agreement and on a continuing basis until such time as Purchaser has received the Completion Amount or Merchant has filed for bankruptcy or gone out of business in the ordinary course:

a.Business Purpose; Use of Purchase Price. MERCHANT REPRESENTS AND WARRANTS THAT IT IS ENTERING INTO THIS AGREEMENT SOLELY FOR BUSINESS PURPOSES AND NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES. Merchant agrees to use the Purchase Price exclusively for the benefit and advancement of Merchant’s business operations and for no other purpose.

b.Financial Condition and Financial Information. Merchant represents and warrants that its bank and financial statements, copies of which have been furnished to Purchaser, and future statements which may be furnished hereafter pursuant to this Agreement or upon Purchaser’s request, fairly represent the financial condition of Merchant or other information set forth therein as of the dates such statements are issued, and prior to execution of the Agreement there have been no material adverse changes, financial or otherwise, in such condition, operation or ownership of Merchant. Merchant has a continuing, affirmative obligation to advise Purchaser of any material adverse change in its financial condition, operation, or ownership. Purchaser may request statements at any time during the term of this Agreement and Merchant shall provide them to Purchaser within Five (5) Business Days. Merchant’s failure to do so is a material breach of this Agreement.

c.Read Only Access to the Approved Bank Account and Approved Card Account. Merchant hereby agrees that, until Purchaser has received the Completion Amount, Purchaser shall have the right to perform ongoing read-only electronic monitoring of transactions occurring in the Approved Bank Account and Merchant’s account with the Approved Card Processor (the “Approved Card Account”). Merchant agrees to provide Purchaser all required online access codes for the Approved Bank Account and the Approved Card Account. If Purchaser’s electronic (online) access to Merchant’s Approved Bank Account or the Approved Card Account is disabled for any reason, Merchant shall immediately and diligently undertake all steps required of it to restore Purchaser’s access to both accounts. Merchant’s failure to comply with the provisions of this Section 16 shall constitute Merchant’s material breach of its obligations under this Agreement.

d.Governmental Approvals. Merchant represents and warrants that it is in compliance and, until Purchaser receives the Completion Amount, shall be in compliance with all laws and has valid permits, authorizations and licenses to own, operate and lease its properties and to conduct the business in which it is presently engaged.

e.Good Standing. Merchant represents and warrants that it is a corporation/limited liability company/limited partnership/other type of business entity that is in good standing and duly incorporated or otherwise organized and validly existing under the laws of its jurisdiction of incorporation or organization and has full power and authority necessary to carry its business as it is now being conducted.

f.Authorization. Merchant represents and warrants that it has all requisite power to execute, deliver and perform this Agreement and consummate the transactions contemplated hereunder; entering into this Agreement will not result in breach or violation of, or default under, any agreement or instrument by which Merchant is bound or any statute, rule, regulation, order, or other law to which Merchant is subject, nor require the obtaining of any consent, approval, permit or license from any governmental authority having jurisdiction over Merchant. All organizational and other proceedings required to be taken by Merchant to authorize the execution, delivery and performance of this Agreement have been taken. The person signing this Agreement on behalf of Merchant represents and warrants that he or she has full power and authority to bind Merchant to perform its obligations under this Agreement.

g.Accounting Records and Tax Returns. Merchant shall treat receipt of the Purchase Price and delivery of the Specified Percentage of Future Receipts in a manner consistent with its nature as a true sale of Future Receipts in its accounting records and tax returns and further agrees that Purchaser is entitled to audit Merchant’s accounting records upon reasonable Notice in order to verify compliance. Merchant hereby waives any rights of privacy, confidentiality, or taxpayer privilege in any litigation or arbitration arising out of this Agreement in which Merchant asserts that this transaction is anything other than a sale of future receipts.

h.Taxes; Workers Compensation Insurance. Merchant will promptly pay, when due, all taxes, including, without limitation, income, employment, sales and use taxes, imposed upon Merchant’s business by law, and will maintain workers compensation insurance required by applicable governmental authorities.

i.Business Insurance. Merchant will maintain general liability and business-interruption insurance in the amounts and against risks as are satisfactory to Purchaser and shall provide Purchaser proof of such insurance upon request.

j.No Change of Business. You will not materially change the goods or services you sell, materially change the nature of your business, change the business entity through which you carry on your business, change any of the locations where you operate your business, or change the name under which you do business without first notifying us and obtaining our prior written consent.

k.No Closing of Business. Merchant represents and warrants that it has no current plans to close its business either temporarily (for renovations, repairs or any other purpose), or permanently. Merchant agrees that, until Purchaser receives the Completion Amount, Merchant will not voluntarily close its business on a permanent or temporary basis for renovations, repairs, or any other purposes. Notwithstanding the foregoing, Merchant shall have the right to close its business temporarily if such closing is necessitated by a requirement to conduct renovations or repairs imposed upon Merchant’s business by legal authorities having jurisdiction over Merchant’s business (such as from a health department or fire department) or if such closing is necessitated by circumstances outside Merchant’s reasonable control. Prior to any such temporary closure of its business, Merchant shall provide Purchaser ten (10) Business Days’ advance notice, or as much notice as reasonably possible under the circumstances.

l.No Pending Bankruptcy. As of the date of Merchant’s execution of this Agreement, Merchant is not insolvent, has not filed, and does not contemplate filing, any petition for bankruptcy protection under Title 11 of the United States Code, and there has been no involuntary bankruptcy petition brought or threatened against Merchant. Merchant represents that it has not consulted with a bankruptcy attorney on the issue of filing bankruptcy within the six-month period immediately preceding the date of this Agreement. A breach of any of these representations shall be a material breach of this Agreement. If you go out of business or become the subject of a voluntary or involuntary bankruptcy filing within forty-five (45) days of our purchasing the Amount Sold, you agree that there will be a rebuttable presumption of a material breach.

m.Estoppel Certificate. Each time that we request, you will, upon at least one (1) day’s prior notice from us, execute, acknowledge and deliver to us and/or to any other person, person firm or corporation specified by us, a statement certifying that this Agreement is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications) and stating the dates which all or any portion of the Amount Sold has been delivered.

n.Unencumbered Future Receipts. Merchant has and will continue to have good, complete and marketable title to all Future Receipts, free and clear of any and all liabilities, liens, claims, changes, restrictions, conditions, options, rights, mortgages, security interests, equities, pledges and encumbrances of any kind or nature whatsoever or any other rights or interests other than by virtue or entering into this Agreement. Merchant shall not sell Future Receipts or obtain any additional financing before Purchaser has received the Completion Amount without Purchaser’s express written consent. Merchant shall not take any action inconsistent with or in derogation of Purchaser’s ownership of the Amount Sold.

o.No Default Under Contracts with Third Parties. Merchant’s execution of and/or performance of its obligations under this Agreement will not cause or create an event of default by Merchant under any contract which Merchant is or may become a party to, or otherwise violate any of Merchant’s obligations to third parties.

p.Right of Access. In order to ensure Merchant’s compliance with the terms of this Agreement, Merchant hereby grants Purchaser the right to enter, without notice, the premises of Merchant’s business for the purpose of inspecting and checking Seller’s transaction processing terminals to ensure the terminals are properly programmed to submit and or batch Merchant’s Future Receipts to its Approved Card Processor and to ensure that Merchant has not violated any other provision of this Agreement. Furthermore, Merchant hereby grants Purchaser and its employees and consultants’ access to Merchant’s employees and records and all other items of property located at the Merchant’s place of business during the term of this Agreement. Merchant hereby agrees to provide Purchaser, upon request, all and any information concerning Merchant’s business operations, banking relationships, names and contact information of Merchant’s suppliers, vendors and landlord(s), to allow Purchaser to interview any of those parties regarding any matters relevant to this Agreement.

q.Phone Recordings and Contact. Merchant agrees that any call between Merchant and Purchaser and its owners, managers, employees and agents may be recorded and/or monitored.

r.Knowledge and Experience of Decision Makers. The persons authorized to make management and financial decisions on behalf of Merchant with respect to this Agreement have such knowledge, experience and skill in financial and business matters in general and with respect to transactions of a nature similar to the one contemplated by this Agreement so as to be capable of evaluating the merits and risks of, and making an informed business decision with regard to, Merchant entering into this Agreement.

s.Merchant’s Due Diligence. The person authorized to sign this Agreement on behalf of Merchant: (i) has received all information that such person deemed necessary to make an informed decision with respect to a transaction contemplated by this Agreement; and (ii) has had unrestricted opportunity to make such investigation as such person desired pertaining to the transaction contemplated by this Agreement and verify any such information furnished to him or her by Purchaser.

t.Arm’s-Length Transaction. The person signing this Agreement of behalf of Merchant: (a) has read and fully understands content of this Agreement; (b) has consulted to the extent he/she wished with Merchant’s own counsel in connection with the entering into this Agreement; (c) he or she has made sufficient investigation and inquiry to determine whether this Agreement is fair and reasonable to Merchant, and whether this Agreement adequately reflects his or her understanding of its terms.

u.Integration; No Reliance on Oral Representations. This Agreement contains the entire agreement between Merchant and Purchaser with respect to the subject matter of this Agreement and supersedes each course of conduct previously pursued or acquiesced in, and each oral agreement and representation previously made, by the parties with respect thereto (if any), whether or not relied or acted upon. No course of performance or other conduct subsequently pursued or acquiesced in, and no oral agreement or representation subsequently made, whether or not relied or acted upon, and no usage of trade, whether or not relied or acted upon, shall amend this Agreement or impair or otherwise affect the parties’ obligations pursuant to this Agreement or any rights and remedies of the parties to this Agreement.

VI.PLEDGE OF SECURITY:

17.Acknowledgment of Security Interest and Security Agreement. The Future Receipts sold by Merchant to Purchaser pursuant to this Agreement are “accounts” or “payment intangibles” as those terms are defined in the Uniform Commercial Code in effect in the state in which Merchant is located (the “UCC”). Such Sale shall constitute and shall be construed and treated for all purposes as a true and complete sale, conveying good title to the Future Receipts free and clear of any liens and encumbrances, from Merchant to Purchaser. To the extent the Future Receipts are “accounts” or “payment intangibles” then (i) the sale of the Future Receipts creates a security interest as defined in the UCC; (ii) this Agreement constitutes a “security agreement” under the UCC; and (iii) Purchaser has all the rights of a secured party under the UCC with respect to such Future Receipts. Merchant further agrees that, with or without an Event of Default, Purchaser may notify account debtors, or other persons obligated on the Future Receipts, on holding the Future Receipts of Merchant’s sale of the Future Receipts and may instruct them to make payment or otherwise render performance to or for the benefit of Purchaser.

18.Financing Statements. Merchant authorizes Purchaser to file one or more UCC-1 forms consistent with the UCC to give notice that the Amount Sold is the sole property of Purchaser. The UCC filing may state that such sale is intended to be a sale and not an assignment for security and may state that Merchant is prohibited from obtaining any financing that impairs the value of the Amount Sold or Purchaser’s ability to collect same. Merchant authorizes Purchaser to debit the Approved Bank Account or Lockbox Account, as applicable, for all costs incurred by Purchaser associated with the filing, amendment or termination of any UCC filings.

19.Security. You understand that we have the right to take delivery of the Future Receipts we purchased as they are generated in the ordinary course of your business. The Security Interest granted in this section is being given solely for the purpose of ensuring that you do not take any action to deprive us of that right. This Security Interest does not mean that we have made a loan to you, does not create a debt, and does not make you a debtor or us a creditor. As security for the prompt and complete performance of any and all obligations, covenants, and agreements of Merchant under this Agreement, now or hereafter arising from, out of, or relating to this Agreement, whether direct, indirect, contingent or otherwise (hereinafter referred to collectively as the “Merchant Obligations”), Merchant hereby pledges, assigns and hypothecates to Purchaser and grants to Purchaser a continuing, perfected and first priority lien upon and security interest in, to and under all of Merchant’s right, title and interest in and to the following (collectively, the “Collateral”), whether now existing or hereafter from time to time acquired:

a.all accounts, including without limitation, all deposit accounts, accounts-receivable, and other receivables, chattel paper, documents, equipment, general intangibles, instruments, and inventory, as those terms are defined by Article 9 of the UCC, now or hereafter owned or acquired by Merchant; and

b.all Merchant’s proceeds, as that term is defined by Article 9 of the UCC.

20.. Termination of Pledge. Upon the performance by Merchant in full of the Merchant Obligations, the security interest in the Collateral pursuant to this Pledge shall automatically terminate without any further act of either party being required, and all rights to the Collateral shall revert to Merchant. Upon any such termination, Purchaser will execute, acknowledge (where applicable) and deliver such satisfactions, releases and termination statements, as Merchant shall reasonably request.

21. Representations with Respect to Collateral. Merchant hereby represents and warrants to Purchaser  that:  the execution, delivery and performance by Merchant of this Pledge, and the remedies in respect of the Collateral under this Pledge (i) have been duly authorized; (ii) do not require the approval of any governmental authority or other third party or require any action of, or filing with, any governmental authority or other third party to authorize same (other than the filing of the UCC-1s); (iii) do not and shall not (A) violate or result in the breach of any provision of law or regulation, any order or decree of any court or other governmental authority, or (B) violate, result in the breach of or constitute a default under or conflict with any indenture, mortgage, deed of trust, agreement or any other instrument to which Merchant is a party or by which any of Merchant’s assets (including, without limitation, the Collateral) are bound.

22.Further Assurances. Upon the request of Purchaser, Merchant at its sole cost and expense, shall execute and deliver all such further UCC-1s, continuation statements, assurances and assignments of the Collateral, and consents with respect to the pledge of the Collateral and the execution of this Pledge, and shall execute and deliver such further instruments, agreements and other documents and do such further acts and things, as Purchaser may request in order to more fully effectuate the purposes of this Pledge and the assignment of the Collateral and obtain the full benefits of this Pledge and the rights and powers herein created.

23.Attorney-in-fact. Merchant hereby authorizes Purchaser at any time to take any action and to execute any instrument, including without limitation to file one or more financing statements and/or continuation statements, to evidence and perfect the security interest created hereby and irrevocably appoints Purchaser as its true and lawful attorney-in-fact, which power of attorney shall be coupled with an interest, with full authority in the place and stead of Merchant and in the name of Merchant or otherwise, from time to time, in Purchaser’s sole and absolute discretion, including without limitation (a) for the purpose of executing such statements in the name of and on behalf of Merchant, and thereafter filing any such financing and/or continuation statements and (b) to receive, endorse and collect all instruments made payable to Merchant.

VII.EVENTS OF DEFAULT AND REMEDIES:

24.Events of Default by Merchant. The occurrence of any of the following events shall constitute an “Event of Default” by Merchant:

a.Events of Default.

b.Bad Acts. If you commit any of the following acts (“Bad Acts”) without our prior written consent before we receive the Completion Amount, you will be in default:

i.you sell, transfer or otherwise encumber or attempt to sell, transfer or otherwise encumber Future Receipts, whether or not such Future Receipts are part of the Amount Sold, sometimes referred to as “stacking” our Purchase Price with other funding companies;

ii.you encumber or allow any encumbrance to attach to our interest in the Amount Sold;

iii.you sell all or substantially all of your assets used in the operation of your business to a third party;

iv.you materially change the operation of your business (e.g., changes in industry, concept, size, etc.);

v.you stop accepting a particular method of payment while you remain open for business;

vi.you change your legal name or jurisdiction of formation, or carry-on business through a different business entity;

vii.you change, close, or terminate the Approved Bank Account or Approved Card Processor, or interfere with the lockbox arrangement, without our express written consent;

viii.you do not obtain a replacement Approved Bank Account or Approved Card Processor acceptable to us within fifteen (15) days after your bank or processor terminates its relationship with you;

ix.you process any card transaction through a payment card processor other than the Approved Card Processor;

x.you provide us with false or misleading information about your business or revenue (in your application or otherwise) that is material to our decision to purchase Future Receipts from you;

xi.you deposit or cause to be deposited by others Future Receipts into any account other than the Approved Bank Account or Lockbox Account, if applicable;

xii.you take or fail to take an action that hinders our taking delivery of our Specified Percentage of Future Receipts from the Approved Bank Account, Lockbox Account, or any Receivables Custodian, as applicable;

xiii.you disconnect or interfere with the operation of Purchaser’s bank monitoring software; or

xiv.you commit any act or omission specified in this Agreement to be a material breach. However, we will not consider any of these acts to be Bad Acts if they occur because you go out of business in the ordinary course. These Bad Acts are prohibited solely to protect our ability to collect the Amount Sold and receive the benefit of our bargain. They do not create any obligation for Merchant to deliver Future Receipts to Purchaser if they are simply not generated by Merchant’s business.

c.Other Breaches. If you commit an act that is not a Bad Act but that otherwise violates a term or covenant in this Agreement (an “Other Breach”), you will be in default.

25.Remedies. If you commit a Bad Act, you will be liable to us in an amount in cash equal to (a) the undelivered portion of the Amount Sold, plus (b) any other fees and other amounts due to us under this Agreement, plus (c) any additional amounts you would owe us for committing an Other Breach. If you commit an Other Breach, you will be liable to us for all damages resulting from the Other Breach, including, but not limited to, our reasonable attorneys’ fees, expenses and costs incurred in any proceeding pursued against you to recover the amounts due us under this Agreement. You agree to pay us the amounts due or we may (d) withdraw such amounts from the Approved Bank Account or Lockbox Account, as applicable, or any other account into which you deposit Future Receipts, via ACH or electronic checks; (e) direct the Approved Card Processor, any other Receipts Custodian, and/or any other payment card processor you use in violation of this Agreement to deliver all of your Future Receipts to us until we have received the amount due; (f) enforce our rights as a secured creditor under the UCC including, without limitation, notifying any of your account debtor(s) of our security interest; (g) enforce Guarantor’s personal guaranty of performance provisions of this Agreement against the Guarantor(s) without first seeking recourse from Merchant; (h) commence a suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained herein, or to enforce the discharge of Merch ant’s and Guarantor’s obligations hereunder or any other legal or equitable right or remedy including without limitation Purchaser’s rights of a secured party under the UCC. All rights available to us are cumulative and not exclusive of any other remedies available to us in law or equity.

26.Power of Attorney. Each Merchant and Guarantor irrevocably appoints Purchaser and its representatives as their respective agents and attorneys-in-fact with full authority to take any action or execute any instrument or document to do the following: (A) to settle all obligations due to Purchaser from any payment card processor and/or account debtor(s) of Merchant; (B) upon occurrence of a Bad Act, to perform any and all such obligations of Merchant under this Agreement, including without limitation (i) to collect monies due or to become due under or in respect of any of the Collateral; (ii) to receive, endorse and collect any checks, notes, drafts, instruments, documents or chattel paper in connection with clause (i) above; (iii) to sign Merchant’s name on any invoice, bill of lading, or assignment directing customers or account debtors to make payment directly to Purchaser; and (iv) to file any claims or take any action or institute any proceeding against Merchant and/or Guarantor which Purchaser may deem necessary for the collection of any portion of the undelivered Amount Sold from the Collateral, or otherwise to enforce its rights under this Agreement.

27.Service of Process. Merchant and Guarantor(s) consent to service of process and legal notices made by Certified or Priority Mail delivered by the United States Postal Service and addressed to the respective party’s address set forth on the first page of this Agreement or any other address(es) provided in writing to Purchaser by Merchant or Guarantor(s), and unless applicable law or rules provide otherwise, any such service or legal notice will be deemed complete upon dispatch. Merchant and Guarantor(s) agree that it will be precluded from asserting that it did not receive service of process or any other legal notice mailed to the address located in the Merchant Information and Owner Information sections set forth on the first page of this Agreement if it does not furnish a certified mail return receipt signed by Purchaser demonstrating that Purchaser was provided with a notice of a change of address.

VIII. ADDITIONAL TERMS:

28.Fees. In addition to all other sums due to Purchaser under this Agreement, Merchant shall pay to Purchaser:

a.An Origination Fee of $66,000.00 upon entering into this Agreement as reimbursement of Purchaser’s costs associated with entering into this Agreement (the cost of due diligence on the Merchant’s business, financial and legal due diligence, etc.)

b.A Non-Sufficient Funds (“NSF”) fee of $35 in each and every instance when delivery of the Weekly Delivery Amount to Purchaser has failed due to insufficient funds in the Merchant’s Approved Bank Account or Lockbox Account, as applicable; provided, however, that no NSF fee shall be due when the delivery failed because Merchant’s business did not generate sufficient Future Receipts to cover the Weekly Delivery Amount and Merchant promptly requested Reconciliation and/or Adjustment.

c.$100 in each and every instance when Merchant blocks Purchaser’s access (or otherwise prevents Purchaser from accessing) Merchant’s bank accounts.

d.$2,500 in each and every instance when, upon occurrence of an Event of Default, Purchaser shall have agreed to waive Merchant’s default.

29.Financial Condition. Merchant and its Guarantor(s) authorize Purchaser and its agents to investigate their financial responsibility and history and will provide to Purchaser any bank or financial statements, tax returns, etc., as deems necessary prior to or at any time after execution of this Agreement. A photocopy or electronic image of this authorization will be deemed as acceptable for release of financial information. Purchaser is authorized to update such information and financial profiles from time to time as it deems appropriate.

30.Transactional History. Merchant shall execute written authorization(s) to their bank(s) to provide Purchaser with Merchant’s banking and/or credit-card processing history.

31.No Liability. In no event shall Purchaser be liable for any claims asserted by Merchant or its Guarantor under any legal theory for lost profits, lost revenues, lost business opportunities, exemplary, punitive, special, incidental, indirect or consequential damages, each of which is waived by Merchant and Guarantor(s).

32.Right to Cancel.

i.Notwithstanding anything to the contrary set forth in this Agreement, Purchaser shall have the right to cancel this agreement any time prior to its delivery of the Purchase Price to Merchant and, upon such cancellation, this Agreement shall become null, and void and the parties shall have no obligation to, or rights against, each other, except that all sums delivered by Merchant to Purchaser on account of entering into this Agreement shall be promptly returned to Merchant.

ii.Notwithstanding anything to the contrary set forth in this Agreement, in the event Merchant has not been in default under this Agreement, Merchant shall have the right to cancel this Agreement any time until the midnight of the second (2nd) Business Day following the date of its receipt of the Purchase Price by notifying Purchaser of such cancellation by notice sent in accordance with this Agreement. Upon timely delivering such cancellation notice to Purchaser, and further provided that Merchant has otherwise complied with the provisions of this Agreement, Merchant shall refund the entire amount of the Purchase Price back to Purchaser within five (5) Business Days following the date of Merchant’s receipt of the Purchase Price. Upon such refund of the Purchase Price back to Purchaser, this Agreement shall become null and void and the parties shall have no remaining obligations to or rights against each other except that Purchaser shall have the right keep, as fair and adequate compensation for its costs of entering into this Agreement with Merchant, the Origination Fee and all Weekly Delivery Amounts received by Purchaser prior to the date when this Agreement is terminated.

IX.GUARANTY OF PERFORMANCE OF MERCHANT’S OBLIGATIONS:

33.Guarantor’s Representations. Guarantor represents and warrants to Purchaser that:

a.Guarantor is an owner, officer, or manager of Merchant and will directly benefit from Purchaser and Merchant entering into the Agreement.

b.Guarantor understands and acknowledges that Purchaser is not willing to enter into the Agreement unless Guarantor irrevocably, absolutely and unconditionally guarantees prompt and complete performance of any and all liabilities, obligations, covenants or agreements of Merchant under this Agreement, now or hereafter arising from, out of or relating to this Agreement, whether direct, indirect, contingent or otherwise (hereinafter referred to collectively as the “Merchant Obligations”).

34.Guaranty of Merchant’s Obligations. Guarantor hereby irrevocably, absolutely and unconditionally guarantees to Purchaser prompt, full, faithful, and complete performance and observance of all Merchant Obligations; and Guarantor unconditionally covenants to Purchaser that if Merchant shall at any time breach any of the Merchant Obligations, Guarantor shall perform (or cause to be performed) the Merchant Obligations and pay all damages and other amounts stipulated in this Agreement with respect to the non- performance of the Merchant Obligations, or any of them.

35.Guarantor’s Other Agreements. Guarantor will not dispose, convey, sell or otherwise transfer, or cause Merchant to dispose, convey, sell or otherwise transfer, any material business assets of Merchant without the prior written consent of Purchaser, which consent may be withheld for any reason, until Purchaser has received the Completion Amount. Guarantor shall pay to Purchaser upon demand all expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred as the result of, or incidental to, or relating to, the enforcement or protection of Purchaser’s rights against Merchant and Guarantor under the Agreement. This Guaranty is binding upon Guarantor and Guarantor’s heirs, legal representatives, successors and assigns and shall inure to the benefit of and may be enforced by the successors an assign of Purchaser. The obligation of Guarantor shall be unconditional and absolute, regardless of the unenforceability of any provision of any agreement between Merchant and Purchaser, or the existence of any defense, setoff or counterclaim, which Merchant may assert. Purchaser is hereby authorized, without notice or demand and without affecting the liability of Guarantor hereunder, to at any time renew or extend Merchant’s obligations under the Agreement or otherwise modify, amend or change the terms of the Agreement.

36.Two Or More Guarantors. If there is more than one Guarantor, “Guarantor” in this Agreement shall mean all Guarantors and the obligations of the Guarantors hereunder shall be joint and several.

37.Waiver; Remedies. No failure on the part of Purchaser to exercise, and no delay in exercising, any right under this Guaranty shall operate as a waiver, nor shall any single or partial exercise of any right under this Guaranty preclude any other or further exercise of any other right. The remedies provided in this Guaranty are cumulative and not exclusive of any remedies provided by law or equity. In the event that Merchant fails to perform any obligation under the Agreement, Purchaser may enforce its rights under this Guaranty without first seeking to obtain performance for such default from Merchant or any other guarantor.

38.Acknowledgment of Purchase. Guarantor acknowledges and agrees that the Purchase Price paid by Purchaser to Merchant in exchange for the Amount Sold is adequate consideration for the purchase of the Amount Sold and is not a loan or financial accommodation from Purchaser to Merchant. Guarantor specifically acknowledges Purchaser is not a lender, bank, or credit card processor, and that Purchaser has not offered any loans to Merchant. Guarantor waives any claims or defenses of usury in any action arising out of this Agreement.

39.. Severability. If for any reason any court of competent jurisdiction finds any provisions of this Agreement applicable to the Guarantor to be void or voidable, the parties agree that the court may reform such provision(s) to render the provision(s) enforceable ensuring that the restrictions and prohibitions contained in those provisions shall be effective to the fullest extent allowed under applicable law.

40.Opportunity for Attorney Review. Guarantor represents that he/she has carefully read this Agreement and has, or had an opportunity to, consult with his or her attorney. Guarantor understands the contents of this Agreement, signs it as his or her free act and deed and agrees to be bound by the provisions hereof.

X.MISCELLANEOUS:

41.Modifications; Agreements. No modification, amendment, waiver or consent of any provision of this Agreement shall be effective unless the same shall be in writing and signed by all parties.

42.Assignment. Purchaser may assign, transfer or sell its rights or delegate its duties hereunder, either in whole or in part without prior notice to the Merchant or the Guarantor. Neither Merchant nor Guarantor shall have the right to assign their respective rights or obligations under this Agreement without first obtaining Purchaser’s written consent.

43. Notices. All notices, requests, consent, demands and other communications required or permitted to be given under this Agreement, other than service of process and legal notices (see section 27 above), shall be delivered by Certified mail, return receipt requested, to the respective parties to this Agreement at the addresses set forth in the Merchant Information and Owner Information sections on in the first page of this Agreement unless the Merchant and/or Guarantor(s) has received a Certified mail return receipt signed by Purchaser demonstrating that the Purchaser was provided with Merchant’s and/or Guarantors’(s’) notice of a change of address. Notices governed by this section shall become effective as of the date of the receipt.

44.Waiver Remedies. No failure on the part of any party to exercise, and no delay in exercising, any right under this Agreement, shall operate as a waiver thereof, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise thereof or the exercise of any other right. The remedies provided hereunder are cumulative and not exclusive of any remedies provided by law or equity.

45.Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

46.Governing Law, Venue and Jurisdiction. This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of New York, without regard to any applicable principles of conflicts of law. Any lawsuit, action or proceeding arising out of or in connection with this Agreement shall be instituted exclusively in any court sitting in New York State (the “Acceptable Forums”). Each party signing this Agreement agrees that the Acceptable Forums are convenient, and irrevocably submits to the jurisdiction of the Acceptable Forums and waives any and all objections to inconvenience of the jurisdiction or venue. Should a proceeding be initiated in any other forum, the parties waive any right to oppose any motion or application made by either party to transfer such proceeding to an Acceptable Forum.

47.Survival of Representation, etc. All representations, warranties and covenants herein shall survive the execution and delivery of this Agreement and shall continue in full force until all obligations under this Agreement shall have been complied with and satisfied in full and this Agreement shall have terminated.

48.Severability. In case any of the provisions in this Agreement is found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of any other provision contained herein shall not in any way be affected or impaired.

49.Waiver of Class Action; Waiver of Jury Trial. By entering into this agreement, the parties agree that they may bring claims against the other only in their individual capacity, and THE PARTIES ARE EACH EXPRESSLY WAIVING ANY AND ALL RIGHT TO PARTICIPATE AS A REPRESENTATIVE OR MEMBER IN ANY CLASS ACTION, PUTATIVE OR PURPORTED CLASS ACTION, REPRESENTATIVE ACTION, PRIVATE ATTORNEY GENERAL ACTION, OR SIMILAR ACTION RELATING TO ANY CLAIMS (AS HEREINAFTER DEFINED), WHETHER BROUGHT UNDER STATE OR FEDERAL LAW. The parties are each expressly waiving any and all right to join or consolidate claims in any proceeding with those of any other person (except any obligors and guarantors of the same agreement). Further, BY ENTERING INTO THIS AGREEMENT, THE PARTIES ARE EACH EXPRESSLY WAIVING THEIR RESPECTIVE RIGHTS TO A JURY TRIAL FOR ALL CLAIMS. The term “Claim” means any claim, dispute, or controversy (whether based on contract, tort, statute, or otherwise, and whether seeking monetary or any form of non-monetary relief) arising out of or relating to this Agreement or the relationship between or among the parties (collectively, “Claims”). The term Claims is to be given its broadest possible meaning, and includes pre-existing, present, and future Claims, and Claims regarding the enforceability or scope of this waiver. For purposes of this waiver only, the term “party” means that party and all of its respective parents, subsidiaries, affiliates, predecessors, successors, assigns, agents, vendors, employees, officers, and directors. THE PARTIES HERETO ACKNOWLEDGE THAT EACH MAKES THIS WAIVER KNOWINGLY, WILLINGLY AND VOLUNTARILY AND WITHOUT DURESS, AND ONLY AFTER EXTENSIVE CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH THEIR ATTORNEYS.

50.Captions. The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this contract or any of the provisions hereof.

51.Counterparts and Facsimile Signatures. This Agreement can be signed in one or more counterparts, each of which shall constitute an original and all of which when take together shall constitute one and the same agreement. Signatures delivered via facsimile and/or via Portable Digital Format (PDF) shall be deemed acceptable for all purposes, including without limitation the evidentially purposes.

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Libertas Funding, LLC Electronic Fund Transfer Authorization

This Libertas Funding, LLC Electronic Fund Transfer Authorization (the “Authorization”) supplements the foregoing concurrent Agreement of Sale of Future Receipts (the “Agreement”). Except as noted below, capitalized terms in this Authorization have the meaning set forth in the Agreement.

You irrevocably authorize us (which includes for the purposes of this authorization, our agents, service providers, successors, and assigns) to take delivery of each Weekly Delivery Amount by initiating an electronic fund transfer via the Automated Clearing House network or similar network (an “ACH”) from the business deposit account specified below, any substitute account you later specify, or any other account containing your Future Receipts (collectively, the “Account”) on or after the date the associated Future Receipts were created. You authorize us to initiate a single ACH for the combined amounts of different Weekly Delivery Amounts as permitted by the Agreement. You further authorize us initiate ACHs to the Account for any amounts that come due under the Agreement, including ACHs for the Completion Amount in the event you commit a Bad Act. You also authorize us to initiate ACH credits or debits to the Account to correct any errors we may make in processing a payment. In the event that an ACH is returned unpaid, you authorize us to reinitiate the ACH until it is paid and to initiate a separate ACH or to add to a reinitiated ACH the amount of any dishonored payment fee that we charge. You agree that you will not cancel this Authorization or instruct any depository holding Future Receipts we purchased to reject our ACHs. You promise that the Account specified below and any substitute Account you provide us is used for business purposes and not for personal, family or household purposes and that you are an authorized signor on these Accounts.

Business Deposit Account Information:

Account Number: xxxxxxxxx Routing Number: xxxxxxx

Depository Name: KEYBANK Depository City/State: CURRANT/NV

ADDENDUM TO CONTRACT

Addendum to Merchant Agreement 424689

This is an addendum (“Addendum”) to that certain merchant agreement (the “Merchant Agreement”) entered into by and among Libertas Funding, LLC (the “Purchaser”), DAVID OWEN SEALOCK (the “Owner”) and FORELAND REFINING CORPORATION (the “Seller”) dated as of January 18, 2024.

WHEREAS, the Purchaser, the Owner, and Seller wish to modify the Merchant Agreement as set forth herein. The Owner and Seller are hereafter referred to collectively as the Merchant (the “Merchant”).

Now therefore, for good and valuable consideration, the parties agree as follows:

A.Merchant hereby authorizes Purchaser to execute the transactions detailed below in section G (Variable Receivable Remittance Schedule).

B.Merchant understands that all transactions detailed in this addendum will be executed for remittance of the receivables purchase detailed in the Merchant Agreement.

C.In the event Merchant chooses to execute the Merchant Agreement, Purchaser agrees that completion of the transaction(s) listed below will constitute full remittance of receivables for the referenced merchant agreement(s).

D.Upon execution of the Merchant Agreement, Purchaser agrees to be bound by the remittance schedule detailed in section F below.

E.This Addendum shall be governed by the state of New York.

F.Variable Receivable Remittance Schedule:

Month	Weekly (for calculation purposes) Remit Amount	Total Period (Monthly) Remit
1	$45,714.29	$192,000.00
2	$45,714.29	$192,000.00
3	$101,485.71	$426,240.00
4	$101,485.71	$426,240.00
5	$101,485.71	$426,240.00
6	$101,485.71	$426,240.00
7	$101,485.71	$426,240.00
8	$101,485.71	$426,240.00
9	$101,485.71	$426,240.00
10	$101,485.71	$426,240.00
11	$102,400.00	$430,080.00

Except as provided in this Addendum, all other terms of the referenced Merchant Agreement, including without limitation the provisions allowing Merchant to seek Reconciliations and Adjustments of delivery amounts, remain unchanged.

By their signatures below the parties agreed to be bound by this addendum.

REPURCHASE ADDENDUM TO CONTRACT

Addendum to Merchant Agreement 424689

This is an addendum (“Addendum”) to that certain merchant agreement (the “Merchant Agreement”) entered into by and among Libertas Funding, LLC (the “Purchaser”), DAVID OWEN SEALOCK (the “Owner”) and FORELAND REFINING CORPORATION (the “Seller”) dated as of January 18, 2024.

WHEREAS, the Purchaser, the Owner and Seller wish to modify the Merchant Agreement as set forth herein. Now therefore, for good and valuable consideration, the parties agree as follows:

A.The Owner and the Seller are hereafter referred to collectively as the Merchant (the “Merchant”).

B.Except as provided below, it is understood and agreed that the Merchant may repurchase Future Receipts sold to the Purchaser but not yet delivered to end this financing transaction.. The Repurchase Price for such early repurchase shall be set forth below, less the amount of any Weekly Deliveries made prior to the date of Repurchase, plus any unpaid fees or charges. Month 1 begins on the Commencement Date. January 18, 2024.

C.Except as provided in this addendum, all terms and conditions of the Merchant Agreement and the Supplement shall remain in full force and effect.

D.This addendum shall be bound by the laws of the state of New York.

Note that the Repurchase Price for each month below is equal to the undelivered portion of the Amount Sold divided by the Discount Factor as set forth in the “Key Business Terms and Definitions” on page 2 in the “Repurchase Price” box.

Repurchase Month	Repurchase Price (the amount below LESS Weekly Deliveries collected by Purchaser)
1	$3,564,000.00
2	$3,630,000.00
3	$3,696,000.00
4	$3,762,000.00
5	$3,828,000.00
6	$3,894,000.00

All other terms of the referenced Merchant Agreement remain unchanged.

By their signatures below the parties agreed to be bound by this addendum.

ADDENDUM TO CONTRACT

Addendum to Merchant Agreement 424689

This is an addendum (“Addendum”) to that certain merchant agreement (the “Merchant Agreement”) entered into by and among Libertas Funding, LLC (the “Purchaser”), DAVID OWEN SEALOCK (the “Owner”) and FORELAND REFINING CORPORATION (the “Seller”) dated as of January 18, 2024.

WHEREAS, the Purchaser, the Owner and Seller wish to modify the Merchant Agreement as set forth herein. Now therefore, for good and valuable consideration, the parties agree as follows:

A.The Owner and Seller are hereafter referred to collectively as the Merchant (the “Merchant”)

B.I, DAVID OWEN SEALOCK, acting on behalf of FORELAND REFINING CORPORATION hereby authorize Purchaser to execute the payment(s) detailed below in section H “Merchant Agreement Payment Schedule”.

C.Merchant understands that all transactions detailed in this addendum will be executed using the proceeds of the receivables purchase detailed in the Merchant Agreement.

D.In the event Merchant chooses to execute the Merchant Agreement, Merchant agrees that the transaction(s) listed below will constitute full remittance of receivables for the merchant agreement(s) Specified in section H (the “Specified Merchant Agreement(s)”).

E.As of 01/18/2024, it is agreed that the Merchant has a receivable balance of $884,666.95 relating to the Specified Merchant Agreement(s), notwithstanding any returned payments or associated fees.

F.Upon execution of the Merchant Agreement Merchant agrees to waive the rights to any and all legal remedies guaranteed under the Specified Merchant Agreement(s)

G.This Addendum shall be governed by the laws of the state of New York.

H.Merchant Agreement Payment Schedule:

Specified Merchant Agreement(s)	Amount Paid
408532	$884,666.95

All other terms of the referenced Merchant Agreement remain unchanged.

By their signatures below the parties agreed to be bound by this addendum.

Seller Definition Addendum to the Agreement of Sale of Future Receipts Dated:

January 18th, 2024

Purchaser and Guarantor(s) hereby agree that “Merchant” is defined as follows:

Name: FORELAND REFINING CORPORATION

Address: US HIGHWAY 6 CURRANT, NV 89301

FEIN: 742881250

Name: FORELAND REFINING CORP-EAGLE SPRING REFINERY

Address: U.S. HIGHWAY 6 CURRANT, NV 89301

FEIN: 0

Name: 2020 RESOURCES LLC-PR SPRING FACILITY

Address: 67750 SOUTH SEEP RIDGE ROAD BONANZA, UT 84008

FEIN: 0

Name: SKY QUARRY INC

Address: 222 S MAIN ST STE 500 SALT LAKE CITY, UT 84101

FEIN: 841803091

ADDENDUM TO CONTRACT

Addendum to Merchant Agreement 424689

Purchase Price: $3,300,000.00 Purchased Percentage: 20% Purchased Amount: $4,224,000.00

This is an addendum (“Addendum”) to that certain merchant agreement 424689 (the “Merchant Agreement”) entered into by and among Libertas Funding, LLC (the “Purchaser”), DAVID OWEN SEALOCK (the “Owner”) and FORELAND REFINING CORPORATION (the “Seller” or “Merchant”) dated as of January 18, 2024

WHEREAS, the Purchaser and Seller wish to modify the Merchant Agreement as set forth herein. Now therefore, for good and valuable consideration, the parties agree as follows:

A.Except as provided in this Addendum, all terms and conditions of the Merchant Agreement shall remain in full force and effect. All capitalized terms not defined in this Addendum shall have the meaning set forth in the Merchant Agreement.

B.Merchant acknowledges, accepts, and agrees that as long as the Seller has not delivered all of the Weekly Deliveries in connection with the Merchant Agreement, the Merchant understands that taking an additional short-term (12 months or less in expected term) cash advance based on credit card receivables or an ACH-based cash advance or loan based on total sales or deposits with any company (other than the Purchaser or the Purchaser’s wholly-owned subsidiaries) would constitute an event of default under the Merchant Agreement, unless the Merchant receives a written authorization from the Purchaser prior to it taking such additional financing.

C.Merchant acknowledges, accepts, and agrees that a breach of this addendum (particularly section B above) will constitute a breach/event of default of the Merchant Agreement and that doing so will result in the immediate acceleration of all Weekly Deliveries.

D.This Addendum shall be governed by the laws of the State of New York.

E.This Addendum may only be modified in writing by Purchaser and Merchant.

By their signatures below the parties agreed to be bound by this addendum.